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                                                                      EXHIBIT 11

                               BAY NETWORKS, INC.
                        COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                  FOR THE YEARS ENDED JUNE 30,
                                                               ----------------------------------
                                                                 1997          1996        1995
                                                               ---------    ---------   ---------
Net income (loss)                                              $(285,042)   $ 206,325   $ 128,986
                                                               =========    =========   =========
Weighted average common shares outstanding                       194,745      185,056     177,347
Common stock equivalents resulting from stock options                 --       13,722      10,312
                                                               ---------    ---------   ---------
Total common and common equivalent shares for calculation of
   primary net income (loss) per share                           194,745      198,778     187,659
Additional dilutive effect due to stock options                       --          419       1,558
                                                               ---------    ---------   ---------
Total common and common equivalent share for calculation of
   fully diluted net income (loss) per share                     194,745      199,197     189,217
                                                               =========    =========   =========
Net income (loss) per primary common and common
   equivalent share                                            $   (1.46)   $    1.04   $    0.69
                                                               =========    =========   =========
Net income (loss) per fully diluted common and common
   equivalent share                                            $   (1.46)   $    1.04   $    0.68
                                                               =========    =========   =========